Independent Auditors' Consent




To the Shareholders and Trustees of
Smith Barney Adjustable Rate Government Income Fund:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated July 15, 1999, on the statement of assets and liabilities of the Smith Barney Adjustable Rate Government Income Fund (the Fund) as of May 31, 1999 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended. The financial highlights for the year ended May 31, 1995, were audited by other auditors. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.



KPMG LLP
New York, New York
September 21, 1999